Exhibit 10.2

Junee Limited Announces the Acquisition of a 51% Stake in MindEnergy, a Provider of AI Server Design and Software Solutions, Aiming to Accelerate the Development of AI Training and Inference Servers and Enhance AI Computing Capabilities Using Advanced Open-Source AI Models Such as DeepSeek R1 and Meta Llama 3

March 12, 2025, Singapore – Junee Limited (hereinafter referred to as “the Company”) today announced that it has reached an agreement to acquire a 51% stake in MindEnergy AI Technology Pte. Ltd. (“MindEnergy”). This investment will further enhance the Company’s AI computing capabilities, drive innovation in AI training and inference servers, and mark the Company’s strategic transformative shift into the AI sector.

Pursuant to the Share Purchase Agreement, the initial consideration shall be $250,000 and the total purchase price could be up to USD 9,800,000. The consideration will be paid in newly issued ordinary shares of the Company at an issuance price of USD 4.00 per ordinary share. Pursuant to the Share Purchase Agreement, the Company shall initially issue 62,500 ordinary shares (the “Initial Issuance”) to the Seller, who shall complete all necessary regulatory filings to complete the transfer of the Shares upon the Initial Issuance. The consummation of the transaction is subject to the other closing conditions set forth in the Share Purchase Agreement. As incentive for the Seller to collect and recover accounts receivable owed to the Target Company (the “AR”) within 365 days from the date of this agreement, for each amount of AR that the Seller collects for the Company post-closing, the Company shall issue to the Seller additional shares, at $4.00 per ordinary share, for which the value shall be equivalent to 51% of the collected amount, calculated based on the prevailing exchange rate at the bank on the date of collection. The maximum number of shares to be issued as consideration is up to 2,450,000.

With 2025 widely anticipated to be a year of strong growth for AI applications, the global demand for AI computing is rapidly increasing. The AI training and inference servers market is projected to experience exponential growth with the emergence of open-source AI models. Through this acquisition, the Company aims to seize this rare market opportunity and accelerate its expansion into the AI training and inference servers market, marking a significant transition from traditional industries which it has been deeply engaged in over the years.

MindEnergy is a company specializing in AI server design and software solutions, dedicated to providing efficient and sustainable computing power for generative AI and deep learning.

Through this strategic investment, the Company will collaborate closely with MindEnergy to develop the next generation of AI training and inference servers, providing powerful and sustainable computing resources for the global AI industry. This acquisition is expected to bring the following key advantages:

●	Strategic Transformation and Market Entry: Leveraging MindEnergy’s technology and expertise, the Company will accelerate its entry into the AI computing market, marking a transition from traditional industries to AI.

●	Enhanced AI Computing Capabilities: The Company plans to introduce several integrated AI server solutions that combine advanced open-source AI models such as DeepSeek R1 and Meta Llama 3, optimizing AI training and inference servers for both large-scale training and on-premises enterprise deployment.

●	Expanding Market Opportunities: Strengthening competitiveness in the AI server market.